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Exhibit 99.2 July 29, 2003 conference call presentation transcript

ANDREW CORPORATION
July 29, 2003
7:00 a.m. CDT

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Andrew Corporation third quarter fiscal year 2003 earnings conference call. At this time all phone participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. If you should require assistance during the call, please press star, then zero. As a reminder today's conference is being recorded.

I would now like to turn the Conference over to Chuck Nicholas, Vice Chairman and CFO. Please go ahead, sir.

Chuck Nicholas—Andrew Corporation—Vice Chairman and CFO

Thank you Gayle. Good morning everyone. Welcome to our Third Quarter Earnings Conference Call. Ralph Faison, President and CEO of Andrew will get us started with a review of sales trends, along with other highlights for the June quarter. Then Bob Paul, former senior CEO of Allen Telecom will review the Allen's results for the June quarter. I'll review the Andrew income statements little more detail and provide guidance for the September quarter. Floyd English, Chairman of Andrew also with us this morning to make sure we get the answers to the difficult questions.

Before we get started I need to give you the standard Safe Harbor comments about forward-looking statements. Obviously our comments reflect our best judgment. But they are subject to a variety of risks and uncertainties that could cause the actual results to vary. These risk factors are highlighted in some detail in our annual report to the stockholders and in our 10-K filings with the SEC. The financial statements for both Andrew and Allen's June quarters are included with our earnings release that went out earlier this morning. That release and the attachments, as well as this conference call are available on our Web site at www.andrew.com. A replay of this call will be available both through the Web site and through the phone numbers listed in the news release. And now Ralph will get us started. Ralph.

Ralph Faison—Andrew Corporation—President and CEO

Thank you, Chuck and welcome, everyone.

Let me start with the sales summary for Andrew Corporation. June quarter net sales were $213.7 million. That's up 6% sequentially from the March quarter, up 5% over last year's June quarter and within our guidance of $210 to $230 million for the quarter. Since the acquisition of Salient in 2002 and Allen in 2003, makes the year-over-year comparisons less relevant, I'm just going to focus on sequential sales trends today and in the future calls over the next year or so.

Sequentially and geographically, sales grew in Asia-pacific. That's principally for wireless infrastructure products. They declined slightly in the U.S. and were flat in Europe. By market, sales grew for wireless infrastructure products were flat for fixed telecom networks and declined for broadcast and government. Sequentially, by product, sales for the quarter increased for cable and power amplifiers. They were essentially flat for terrestrial microwave systems and declined for antennas and support products.

Total Andrew orders were $220 million. That's down 6% from the prior year and for the quarter that was $6 million better than sales for a book-to-bill that's greater than 1. (inaudible) an overall and summary statement for both orders and sales, we are seeing strong unit growth versus the prior year. But the unit growth is somewhat masked by the significant price pressure with particular price pressure in the area of power amplifiers.

As an industry comment, we see that all industry players taking proper restructuring and consolidation actions but it may take still a few more quarters for supply and demand to reach equilibrium. I thought I'd stop for a moment and also answer a popular question that we've been getting and go ahead and proactively answer that and that's in reference to T Mobile and their E911 Geolocation business.

The initial contract for E911 Geolocation product was not awarded to us but we do have a great relationship with T Mobile sell them a lot of products. They're one of our large customers and we're designing Geolocation products specifically for them to meet their FCC time line and hope to be getting sites (inaudible) for this development.

Let me turn to the cost and expense side. Good news here in that we have two major programs in place that will save about $100 million annually. The first program is our restructuring plan that began in September 2002. Pleased to say we're ahead of schedule and excited to announce today that the savings target is now $47 million. That's up from the original target of $40 million. And these savings are to be achieved on an annualized run rate by October, 2003. Obviously this program has dramatically improved our break-even point, positioning us for profit even at a low $200 million per quarter revenue level and that's of course a pre-Allen transaction basis.

Our product re-locations are progressing very well. When new locations opened in Mexico and central Europe, we will expect to be fully operational at those two locations by September 30, 2003. The second part of the near $100 million in cost savings program is our merger integration plan.

Of course this combination not only provides unmatched stability to offer the complete our pass, it better supports our customers, but also provides a great deal of annual savings as well. Annual savings here, we're raising our target to $52 million. That's from the original $40 million estimate. The savings comes from a combination of consolidation of product lines, redundant manufacturing locations and company-wide shared functions. This $52 million is an annualized rate, expected for calendar year 2005.

Of course the difficult part of this savings will result in facilities closures and some lost jobs. So let me talk a little bit about those. Worldwide facilities will be reduced by at least 500,000 square feet, that's about 20% of our total manufacturing footprint. We will be closing a minimum of nine manufacturing and distribution facilities.

On the work force fronts, reductions will impact a net of approximately 400 people. That's a gross reduction of 700 current employees, with 300 people added at lower cost facilities by the first quarter of fiscal 2005. Our current total head count is about 7300 people.

To give you a quick overview, the currently identified locations that will be impacted include: Two locations in Brazil, moving to one location, located in Soracaba. We currently have three manufacturing locations in China and we will consolidate into two. One in Shenzhen, former filter operation and Allen from Allen and the Andrew filter operations will co-locate in Shenzhen then Suzhou so the current Andrew facility will consolidate all antenna and operations in China. In Texas, Decibel will continue its move to Reynosa. In Massachusetts, Amesbury Manufacturing will be moving to a lower cost facility close to the customer, product development will remain in Amesbury for filters in North America.

We reduced the North American distribution centers from 11 to 6. In Europe we're still working on an optimal location configuration with a target completion date of September 30th.

Finally, the sales organization design will be completed in early August and then following that we will have a optimal sales location configuration after that design is fully done. Before I turn it over to Bob Paul, I really want to say how proud I am of the progress made by the Andrew and Allen integration teams today. Every day I'm more impressed with the talent that Allen brings to Andrew, the team cooperation, the zealous pursuit of market penetration and the rigor and breadth of the cost savings programs. I couldn't be more pleased. So it's my pleasure now to turn it over to Bob Paul, former CEO of Allen telecom, current director of Andrew Corporation and I'm also pleased to say that Bob has also agreed to help the senior management team as it transitions over the next six months. So Bob, if you'll cover the Allen results.

Bob Paul—Andrew Corporation

Thank you, Ralph. Given that this is a combined call with Andrew Corporation, the Allen comments will be briefer than normal. I will highlight the most important trends in financial metrics. The sales of $126.5 million were up 38% from the June 2002 quarter and were higher than the $113 to $120 million guidance from the beginning of the quarter.

GAAP earnings were 33 cents per share, and that does include 2 cents per share for Andrew merger costs. Earnings exceeded the 20 to 30 cents guidance, and we're at all time record for Allen. Our traditional sales excluding Geolocation increased 24% from the March 2003 quarter.

Strength was due most particularly to repeaters, the base station sub systems and components, and our antenna business. Geolocation sales were essentially flat with the March 2003 quarter, which was in line with the guidance that we expected. But up very dramatically year-over-year.

Our non-Geolocation orders were also above a one-to-one booking ratio, and Geolocation, although down in terms of orders, still had a significant backlog of $71 million, on June 30th. Our margins were stronger than expected at 35.2%, up slightly from the March quarter, in spite of the increase in the non-Geolocation business. This was due to margin improvements in most of our businesses.

The R&D spending at $6.1 million was lower than normal, as a percent of sales at 4.8%, due to a grant from the Italian government for R&D in our base station sub systems product line. We expect R&D to resume to more normal levels next quarter.

The SG&A was up slightly from Q1 due to higher sales, but was down to 14.2% of sales. We used $18.8 million of cash as measured by the net debt during the June quarter, due to the delayed receipt of one large customer, actually by one day, on July 1st. Otherwise, the cash usage would have been zero, and the DSO would have been 74 days, not 88 days.

I also want to echo Ralph's comments regarding the high level motivation and cooperation that systems have displayed. Out of this effort we've already seen some early wins. Most notably our base station product line strategy by integrating the products of both Andrew and Decibel products gives us some very unique product offerings. And I've had the privilege of being involved in a couple of major presentations and have watched the very positive reaction of customers.

Secondly, some very early purchasing savings of up to 30% to 40% on the components Allen uses in its limited power amplifier manufacturing due of course to the very large volume of purchases that Andrew has in those same components. So I think we're off to a great start.

And with that I'd like to return the meeting back to Chuck.

Chuck Nicholas—Andrew Corporation—Vice Chairman and CFO

Thanks, Bob. I'm going to start with gross margin for Andrew. It came in at 25.2% for the quarter, down from 28.1% in the June quarter last year. Price erosion was the major factor, costs us about four points of margin compared to last year. There was about a point of benefit that offset that negative effect of pricing. Point coming from volume increases and cost reductions. Cable unit volumes in the quarter were about 10% less than they were in this quarter last year.

Compared to the preceding quarter, gross margin was down about a half a point. Lower pricing, mostly offset by higher volumes and cost savings.

Coaxial cable production volumes in the June quarter compared to the March quarter were up 20%. In general, year-over-year price erosion was a little better in cable and antennas but more aggressive in power amplifiers. In total pricing was down around 11% to 12% compared to a year ago, about a point higher than we've seen for the last couple of quarters. June R&D was up to $5.1 million, or 37% year-over-year, literally all of that due to a full quarter of power amplifier R&D this year. The $18.9 million of R&D was down slightly from the preceding quarter, but up to 8.9% of sales.

Sales and administrative expense declined 4% or one and a $1.5 million, compared to last year's June quarter. We're up 5% from the March quarter on the higher revenues and profit sharing expenses. At 15.4% of sales, SG&A was flat with March and down from 16.8% last year.

The non-cash charge for amortization of intangibles was $3.7 million. This was flat compared to the preceding quarter, and up from $1.3 million last year. That non-cash charge reduced EPS by two cents in the quarter, compared to last year.

Operating expenses, excluding the intangibles, and amortization and restructuring charges of $472,000 in the quarter were 24.2% of sales, up slightly from 23.6 last year. Just about all of that change driven by the $5 million higher R&D investment. On a sequential quarter's basis, operating expenses dropped a full percentage point. Interest expense was down 500,000, on lower debt.

But interest income dropped $980,000, due to lower cash balances and lower rates compared to a year-ago period. Other income was higher by $11.2 million, $9.3 million from the sale of real estate and $600,000 of foreign exchange gains in the quarter.

Because of the use of capital loss carry forwards to offset the gains on real estate sale, the tax rate in the quarter was a negative 5%. I expect a more normal rate of 35% on a combined basis going forward. Our cash balance at June 30 was $78 million, down just $1 million in spite of paying $25 million out to reduce debt during the quarter. We had net cash of $54 million at June 30, up from $30 million at the beginning of the quarter, and $2 million of net debt at the beginning of the year.

Accounts receivable were up $15 million during the quarter, with days sales outstanding of 82, compared to 80 at the beginning of the quarter. DSOs were flat in the U.S., down nicely in Asia, but up in Australia again due to the one-year financing we're doing with Ericsson.

Inventories were essentially flat compared to both the beginning of the quarter and last year. And capital expenditures were $7.4 million, up from $5.2 million last year, and flat with the year ago June quarter. Now let's talk about guidance for the September quarter. Next quarter we expect the combined Andrew and Allen revenues to be in the range of 310 to $340 million. This does exclude about a half a month of Allen telecom revenues since we completed the acquisition on July 15th.

We expect earnings per share before non-cash intangibles, amortization, restructuring or integration costs to range from four to eight cents per share in the September quarter. And now Ralph has some wrap up comments then we'll get to your questions.

Ralph Faison—Andrew Corporation—President and CEO

Thanks. I too am very pleased that both Andrew Corporation and Allen Telecom posted sequential revenue and earnings growth this quarter. These two companies are strong individually. But have even more sales and earnings potential combined. Our integration effort will take a great deal of work over the next 12 to 18 months.

Given the progress I've seen I look forward to addressing the evolving growth opportunities, working with the Allen and Andrew team to ensure that we are even stronger in this telecommunications market. I also want to make just a brief comment, I also look forward to meeting many of you tomorrow, July 30th, at our annual analyst conference. That conference begins at 10:00 a.m. at the Double Tree Hotel near the Chicago O'Hare airport. I'll turn it over to questions. Operator, could you help us.

QUESTION AND ANSWER

Operator

Ladies and gentlemen if you with issue to ask a question please press star then 1 on your touch-tone phone. You will hear a tone indicating you've been placed in queue. You may remove yourself from that queue at any time by pressing the number key. If you are using a speakerphone, we ask that you please pick up your handset before pressing the numbers.

Once again, if you wish to ask a question, please press star, then 1 at this time. Our first question comes from the line of Rich Valera with Needham and Company.

Rich Valera—Needham and Company, Inc.—Analyst

With respect to the $52 million of combined cost savings, is the baseline the June quarter expense levels in both the APEX and cost of goods and can you give us some sense of how, what the trajectory would be to achieving that savings I guess in the fourth quarter of "04 should we sort of expect a linear progression or is it going to be back-end weighted? How should we look at that?

Floyd English—Andrew Corporation—Chairman

I think the reasonable base to use would be June 30th, "03 in terms of the combined companies. And as far as linearity, I think it's probably going to be geared more to the back half of our fiscal "04 than to the front half. I think Ralph mentioned that we're planning about $17 million of savings in fiscal "04. And most of that will be in the third and fourth quarters.

Rich Valera—Needham and Company, Inc.—Analyst

Great. I think you mentioned, is 35% the right tax rate to use for the combined companies going forward?

Floyd English—Andrew Corporation—Chairman

It's our best estimate right now, Rich. I think it will be in that 34, 35% area.

Rich Valera—Needham and Company, Inc.—Analyst

Great. And Ralph, could you just talk about the opportunities out there for doing more integrated sub systems with OEMs, what level of discussions you might be having now and sort of how you see that playing out over the next year or more?

Ralph Faison—Andrew Corporation—President and CEO

Yeah, probably the silver lining to the tough market that we're currently in, particularly given a lot of our OEM customers looking for ways to continually reduce their total cost of delivery to operators. Gives us the opportunity to work more within the base station cabinet and trusted relationships with OEMs. So today we are working with amplifier radio combinations, with a couple of our OEM customers.

We're working with amplifier filter combination and also talking about even broader capabilities throughout integrating the full base station capabilities. Again, in cooperation with and at the pleasure of our OEM customers for operator use.

Rich Valera—Needham and Company, Inc.—Analyst

Great. And one final one. On the Geolocation business, can you just talk about how you see the medium turn outlook for that, sort of the "03/'04 type of outlook, what the comparisons might look like year-over-year there given the current pipeline of business and backlog that you have?

Ralph Faison—Andrew Corporation—President and CEO

Yeah, I'll probably ask Bob to take a quick overview of that.

Bob Paul—Andrew Corporation

Yeah, Rich, in terms of the second half of this year, with the sizable backlogs that we already have, we expect it will be continuing very strong. I think the next year is going to be a little bit more decided in terms of what the piece Aps (ph) are doing. Certainly our largest customer and a number of our medium-sized customers are dealing with the piece AP request. So it's possible that there could be a little bit weaker next year, but that's really unclear at this point in time.

Rich Valera—Needham and Company, Inc.—Analyst

OK. Thank you.

Operator

We'll go to the line of Mike Walkley with RBC Capital. Please go ahead.

Mike Walkley—RBC Capital Markets—Analyst

Would you follow up a little bit of your talk about the extreme pricing pressure on the power amp side could you give a little more color on the pricing pressure, update us on the number of OEM customers you had in the quarter and your expectations how your market share was during the quarter now that your competitors have presented their results.

Ralph Faison—Andrew Corporation—President and CEO

Let me start with the last one first as you know we have established a pattern and continue to be consistent. We don't share specific market share results on any of our product businesses due to competitive purposes but suffice to say we're very pleased with the current share and the growing share that we are producing there, particularly on a unit basis.

In terms of customers, we are now shipping our, well; we'll go back to the original. We are contracted with six major OEM customers. We're now shipping commercial product to four. And field trial type products shipping to a fifth OEM. So continuing to make progress with customer penetration there. Price erosion, don't know if I want to get into a very specific number there. But suffice to say that it is greater than 30% so far in the current year. So it has been greater than our overall average. And the only thing I guess I can say positive about that is we continue to compensate for at least the price erosion and in many cases a little more so that our gross margin performance continues to be at or above targets that we set for ourselves.

Chuck Nicholas—Andrew Corporation—Vice Chairman and CFO

Mike, this is Chuck. I just want to clarify how you characterized the power amplifier pricing. You used the word extreme increase in pricing pressure. What I said was that it was a little more aggressive. I said more aggressive in the quarter than it had been. But the kinds of percentages Ralph is talking about are not new this quarter, they're not new this year.

That's been going on for some time. And the business has done a great job of driving their costs down and growing our margins in spite of it. So I don't think it's appropriate to characterize it as a major shift or change, but rather in terms of explaining our overall gross margin impacts. It had a little more impact than it had in the last couple of quarters.

Mike Walkley—RBC Capital Markets—Analyst

OK. Thank you for that clarification. Ralph could you touch a little bit on the progress in the digital signal portion and the combination of the power amp and the filter, how are those progressing?

Ralph Faison—Andrew Corporation—President and CEO

Very well. In terms of we do believe we're leading particularly in the integration of power amplifier and radio side working with key OEM customers there. So we're quite pleased with that. We still think we're leading with a significant margin from a design perspective on efficiencies, approaching deliverable efficiencies of better than 20% of deliverable product today, particularly in the 3 G areas.

So as you start looking forward to the 3 G side, we're quite pleased with performance there. And also to Chuck's point, price erosion here in amplifiers has been at least a past two-year phenomenon at the kind of rates we talk about, but we certainly going forward not as much continued price erosion, particularly in the new product area.

Mike Walkley—RBC Capital Markets—Analyst

Maybe just one final question, could you give us more an macro outlook picture maybe in terms of what the different worlds look like, Q2 guidance may be stronger than others.

Ralph Faison—Andrew Corporation—President and CEO

Well, September quarter guidance is basically reflecting a typical, for us, a typical uptick from a seasonality standpoint in the September quarter over the June quarter, just as we had in June over March. Geographically, at this point I don't see any reason why the trends would be any different in the September quarter than we've seen in the last couple.

And that is flat to down at best in the U.S. We're seeing some growing strength in Europe. We're hoping stabilization and maybe some growth out of China, but Asia Pacific in general growing. Latin America, again, seems to be stabilizing, but it's a pretty small market and growth is going to be very dependent on their ability to get their general economic conditions under control down there, so no significant change in expectations pattern wise either from a product or a geographic standpoint, as far as that's concerned.

Mike Walkley—RBC Capital Markets—Analyst

OK. Great. Thanks very much. Look forward to meeting you tomorrow.

Ralph Faison—Andrew Corporation—President and CEO

Good. Thanks, Mike.

Operator

Our next question comes from the line of Arindam Basu with Morgan Stanley. Please go ahead.

Arindam Basu—Morgan Stanley—Analyst

Hi folks, how are you?

Ralph Faison—Andrew Corporation—President and CEO

Good, how are you?

Arindam Basu—Morgan Stanley—Analyst

Good. Wanted to find out about the hallway activity this quarter in particular, but more importantly kind of going forward over the next couple of quarters and next couple of years in terms of what you're anticipating and if you could talk a little bit about product formulations, I guess, or product—excuse me, region-specific product development strategies.

Ralph Faison—Andrew Corporation—President and CEO

OK. So the most I'll say about hallway is one they're an important and growing customer. We think hallway is making nice progress and we're pleased to be one of their key suppliers. Just in terms of regionally, we're pretty consistent. We have a couple quarters ago talked about our entry into creating an R&D center in China. More continuing a traditional Andrew pattern set by Floyd and the team many years ago of getting more and more local to markets, both with manufacturing, but now moving further into operations with R&D. Sales R&D, manufacturing being close to customers. Hallway would be no exception. Obviously if we can work in same culture, same language, same time zone, it certainly adds value to the relationships that we build with our customers. So our development activities are regionally focused. We have development centers in Asia Pacific. Development centers in Europe, development centers in the Americas, as well as manufacturing distribution in each of those areas, and of course sales..

Arindam Basu—Morgan Stanley—Analyst

OK. And on the, sorry, were you going to—

Ralph Faison—Andrew Corporation—President and CEO

No.

Arindam Basu—Morgan Stanley—Analyst

On the power amplifier side, do you think the more aggressive price activity this quarter was due to activity this quarter on new projects or was it a situation where OEMs were receiving competitive bids?

Ralph Faison—Andrew Corporation—President and CEO

Well, again, as Chuck pointed out, we must have misled you with the more aggressive in this quarter, I wouldn't characterize it that way. It has been aggressive over the last couple of years. And no significant change there in terms of the rate of price erosion or aggressiveness of pricing. It adds more impact on us this quarter because our unit volumes continue to grow. So it's affecting our gross margin.

Arindam Basu—Morgan Stanley—Analyst

OK. Got it. And then on the cable side, we've heard of some more people getting aggressive on cables and even though they haven't been traditionally the RF cable competitors, they are presenting some kind of, the threat or some kind of stay at the OEM level, can you talk a little bit about the cable competitive situation?

Ralph Faison—Andrew Corporation—President and CEO

Well, again haven't seen radical change on any front. Price erosion, competitive bids, my comments around demand and supply not in equilibrium as a continue wall case that we face every day and have been facing very much intensely for the last two years. And I haven't seen a significant change there. It's more of the same, and I guess the only thing that I wake up and am thankful for every day that with our flat foreman scale, we're a little bit better and capable of weathering that storm as our gross margin and profit performance shows.

Arindam Basu—Morgan Stanley—Analyst

Does the RF cabling capabilities and history have play a role in that or is it primarily the scale issue?

Ralph Faison—Andrew Corporation—President and CEO

I'm not sure of your question.

Arindam Basu—Morgan Stanley—Analyst

Meaning, is there a differential advantage for Andrew on the RF cabling side, or is it really demands driven by volume and scale? Is there any kind of a role that RF cabling technology or like the leaky cable products that you guys have developed, is that a—

Ralph Faison—Andrew Corporation—President and CEO

I understand your question now. Number one, of course scale volume and close proximity to customers is one key advantage. So, for instance, we've often talked about better than 70% of the orders we produce are shipped in less than five days, because we have six major cable manufacturing plants around the world.

So we have very fast turn around and build to order type performance for our customers. So that's one. Number two, I don't think anyone can match our electrical performance and our convenience of installation. So all our cable, electrical performance we believe is superior, as well as our corrugated cable is far superior than most given its flexibility particularly to large diameters and installation at towers. So one product performance, ease of installation, and of course our ability to get products to customers in a less than five-day delivery type cycle helps us particularly in this project-based market.

Arindam Basu—Morgan Stanley—Analyst

OK. And Chuck, could you go through a little bit of your expectations on the balance sheet for the September quarter in terms of inventories and cash and receivables? I'd appreciate that.

Chuck Nicholas—Andrew Corporation—Vice Chairman and CFO

Well, in general, I'm not in a position to make specific forecasts in terms of numbers for the balance sheet. It's hard enough on the income statement. But in general I think you'll see our inventories drop off. In the September quarter, again, that's typical for us, as we have our strongest shipping quarter. As a counter, obviously receivables typically climb in the September quarter. The cash balance I expect will continue to grow on a combined basis the companies have roughly $160 million, I think, of cash in the bank. So that should continue to grow. I don't see why it wouldn't. Cash flows are better for both of us.

Ralph Faison—Andrew Corporation—President and CEO

There will be deal costs. Obviously we'll also be bookkeeping the whole transaction in the September quarter. And that will add obviously goodwill and intangibles to our balance sheet there will be some cash costs both with the integration and with the deal that we'll have to take care of. But on balance cash from operations is going to continue to grow and don't expect any challenges there. The whole summary, I should say, of the Allen acquisition accounting will be presenting in a little bit of detail tomorrow at the analyst conference. So you can get some more feel for it there, too.

Arindam Basu—Morgan Stanley—Analyst

OK. Thank you very much.

Ralph Faison—Andrew Corporation—President and CEO

Thank you.

Operator

We go to the line of Sean Slaton with Ferris Baker Watts.

Sean Slaton—Ferris Baker Watts—Analyst

The guidance you gave, what gross margin range does that apply?

Chuck Nicholas—Andrew Corporation—Vice Chairman and CFO

The guidance we've been given for the last several quarters, Sean, is top line and bottom line. Generally I think, in the gross margin area, you'll see our September quarter we typically uptick a little bit, both from a volume and a product mix standpoint. Typically do pretty heavily in cable or a little more cable in the September quarter than earlier quarters.

And obviously Geolocation will be contributing and the Allen gross margin is going to continue to improve. There's also going to be primary impact in the cost of sales coming from our restructuring activities, which we expect to get concluded by September 30th. We'll start to see—we have seen some benefit from that the last couple of quarters.

And I think the biggest benefit will be seen in the fourth quarter. But at this point I'm not going to predict specific increase or specific gross margin, but I think it will uptick from the June numbers, the rest of the income statement, R&D probably no substantial change. Maybe a slight decline in the September quarter as we had in June from March. SG&A typically is up in our fourth quarter on a relative basis because of the higher revenues driving profit sharing and commissions and other expenses. So don't expect any major changes in the relationships on the income statement.

Sean Slaton—Ferris Baker Watts—Analyst

OK. Great. For Ralph, I guess part of the scuttlebutt in the merchant amplifier space is that the OEMs may be potentially uncomfortable with an integrated amplifier device because it would be too proprietary regarding one vendor, but there's no standard out there, no emerging standard. Could you speak to that a little bit?

Ralph Faison—Andrew Corporation—President and CEO

Yeah, you see no evidence of that in our conversations with OEMs. Even though you know we look forward to price pressure over the past couple of years, if you look at the complexity of the amplifier of today versus two years ago, the software content is quite a bit higher. And as you start moving into integrated product, we did start getting any of that feedback. More what we're looking at is OEMs looking at where they best can use their R&D talents and where in the value chain they use them. And where we best can fit for key components at the base station side. So we just haven't seen anything like that.

Sean Slaton—Ferris Baker Watts—Analyst

OK. Can you speak a little bit again on the amplifier side, your network operator strategy, and also can you give us a little flavor for the breakout of your maybe not exact quantitative sense but multi carrier versus single carrier sales?

Ralph Faison—Andrew Corporation—President and CEO

Virtually no single carrier amplifiers anymore. Single digits, the multi carriers the predominant amount of sales that we do. On the operator strategy, as we stated before, we concentrate primarily working with our OEMs to build a trusting relationship so that they are comfortable helping us designing with us the next generation base station to whatever degree of integration makes sense. So we start there with that fundamental premise. Some of the OEM is not concerned about things you mentioned before, proprietary products that we later go around and sell out from under them.

Having said that there are times when operator do express specific interest in buying some component direct, whether that's been components being bought direct on an almost exclusive basis for a number of years like base station antennas, cables, filters, things of that sort. Amplifiers are in some case bought that way. When that happens we have arrangements with our key OEM customers to do the right thing for the operator customer and also to manage any potential channel conflict. So we just take a slightly different approach. We never forego opportunities that might be direct to operators but we certainly do work that in an appropriate way with our OEM customers.

Sean Slaton—Ferris Baker Watts—Analyst

OK. Great. Last question. Allen mobile antenna business, base station antenna business, can you talk a little bit about the trends in that business and are you guys going to participate in this most recent release from sprint?

Ralph Faison—Andrew Corporation—President and CEO

Yes, if you look at North America, that's where Allen or Decibel antenna business has had the number one market share position. Great deal of strengths there. Participates with all the key operators. And as Bob mentioned in his comments, the merging of the two base station antenna groups is going very well with product line consolidation, having virtually already taken place.

The operations both from a product management R&D and now manufacturing perspective being merged together for Americas, China, supply. So we're just quite pleased at how those two operations are going together and intend to get better than our fair share of any opportunities that are out there.

Sean Slaton—Ferris Baker Watts—Analyst

OK. Thanks. I appreciate it.

Operator

Our next question is from Sam May with Piper Jaffray. Please go ahead.

Ralph Faison—Andrew Corporation—President and CEO

Hi Sam.

Sam May—U.S. Bancorp Piper Jaffray, Inc.—Analyst

Two questions can you comment on your outlook for 3 G and what that means from a timing product and potential volume perspective, and then secondly can you comment on your overall business with Lucent? Is it tracking relative to the terms for this year and what you expect for 2004? Thanks.

Ralph Faison—Andrew Corporation—President and CEO

So first, just on 3G. I'm afraid our crystal ball remains just a little bit foggy. Floyd has the polish here and he's been working on that. But it's still just a little bit foggy. So we continue to see rollout of 3G throughout the world. Japan, Korea and Europe continues to roll out.

My personal opinion is that when another turn of terminal hits the market so you have one longer battery life, two, lower pricing and three better user interface with some of the new accessories and features you'll get more mass market appeal and therefore more subscriber pressure for those services particularly on the European front, that will drive more infrastructure.

I expect that by the holiday purchasing season those, the next term those terminals will be out and we should see some acceleration there. So that's my personal view on some acceleration to 3G. In terms of your second part of your question about Lucent, Lucent is fully in compliance with the contractual terms in terms of percent of business that we have as the minimum threshold to Lucent. We are achieving that or better. And certainly expect for that to continue for "04, "05, 2006 and beyond.

Sam May—U.S. Bancorp Piper Jaffray, Inc.—Analyst

Thank you.

Ralph Faison—Andrew Corporation—President and CEO

Sure Thanks.

Operator

We'll go to the line of Larry Harris with Fahnestock

Larry Harris—Fahnestock and Company—Analyst

Thank you. Couple of quick questions. I wanted to confirm that the average rate of decline in power amplifiers year-over-year is greater than 30%. Did I hear that correctly?

Chuck Nicholas—Andrew Corporation—Vice Chairman and CFO

That's been about right for the past two years.

Larry Harris—Fahnestock and Company—Analyst

Thank you. And the other is, just sort of curious, you haven't seen any impact or perhaps you have in terms of wireless local number portability. Certainly the combined Andrew/Allen you have all the resources to address coverage and capacity issues. And with it being just four months away, have you seen any uptick there or in your discussions with carriers, any interest in those types of solutions?

Chuck Nicholas—Andrew Corporation—Vice Chairman and CFO

I'm sorry, we got a little distracted here. The uptick in—

Larry Harris—Fahnestock and Company—Analyst

Wireless, number portability and any—

Chuck Nicholas—Andrew Corporation—Vice Chairman and CFO

We haven't seen it yet. A lot of conversation about it. I certainly do believe that will then put, for North America that will then put the pressure on the quality of service. If you recall, our thesis all along has been that even though operators are pressured and there have been some efficiency gains in the software, we do believe there's an under investment in coverage, particularly in North America, with a significant decline in CAPEX.

Number portability certainly gives the consumer easier ability to switch and try another service. There has been some disparity of spending over the last, well, since 2000, of certain carriers in the U.S. and that should show up in terms of quality of service and should impact churn. Churn is something operators can't afford and we hope we'll benefit from an RF footprint perspective, because coverage solutions do require more base station antennas, cable, amplifiers and all those wonderful things that we love to sell.

Larry Harris—Fahnestock and Company—Analyst

All right. Well, thank you. I look forward to the meeting tomorrow.

Ralph Faison—Andrew Corporation—President and CEO

Thank you, Larry.

Operator

Ladies and gentlemen, if there are additional questions at this time, please press "*" then 1. And we'll go to the line of Joy Mukherjee with AG Edwards.

Joy Mukherjee—A.G. Edwards and Sons—Analyst

Good morning.

Ralph Faison—Andrew Corporation—President and CEO

Hi, Joy.

Joy Mukherjee—A.G. Edwards and Sons—Analyst

Would you talk a little bit from the macro perspective of where you see the wireless infrastructure market maybe heading in 2004, and then would you also address what kind of demand you're seeing out of China Unicom and then after that I have a couple of house keeping questions.

Ralph Faison—Andrew Corporation—President and CEO

We'll start with the last one first. With Unicom we're like everyone else waiting for phase 3. The best intelligence we have says it does happen sometime in "03. But we have not yet seen a major push in phase three. So everyone is waiting there..

Joy Mukherjee—A.G. Edwards and Sons—Analyst

The other question I had was from a more macro perspective where you see wireless infrastructure heading.

Ralph Faison—Andrew Corporation—President and CEO

Certainly, if you look at the underlying drivers, even though there's a lot of conversation about a slowing of subscriber growth, we still see nice growth predicted from now as far out as we dare look, 2006, 2007 time frames in terms of subscriber growth and whether that's in mature markets, like North America and Europe, continuing to grow or China, where you have China and India, Asia Pacific where we have growth there. And that's only part of the story.

Add to that, minutes of use and data use associated. For a long time we've all been talking about, boy, when will the application—as you now look at a lot of the new feature function phones we see a great deal of applications whether it's interactive gaming, whether it's simple as still frame pictures and SIM, a lot of applications that seem to be taking off very nicely that also put pressure on the network for usage.

So the combination of subscriber, continued subscriber growth and mature and developing markets and an accelerant of minutes of use from both voice and data see the underlying drivers for wireless still very fundamentally strong. Supply and demand in equilibrium. We talked about earlier, seems to be improving with consolidation at all points of the market, particularly the sub systems space and a general return, beginning of returning to health by operators with earnings and cash flow positive operations starting to see as their CAPEX levels approach the kind of teams level as a percent of revenue for a sustainable level going forward.

Joy Mukherjee—A.G. Edwards and Sons—Analyst

From the housekeeping perspective, what is amortization expected to be intangible amortization starting next quarter or current quarter, rather?

Ralph Faison—Andrew Corporation—President and CEO

Well, in our September quarter, and in general, we haven't yet finalized the Allen transaction accounting-wise, but we're probably looking at an increase of $5 million or so on a quarterly basis for intangibles, amortization coming, non-cash amortization coming from the Allen transaction. At least in fiscal "04. That's the best estimate we have right now.

Joy Mukherjee—A.G. Edwards and Sons—Analyst

OK. So maybe between 8 and 9 per quarter.

Ralph Faison—Andrew Corporation—President and CEO

In terms of total that would put it right around $9 million, yes.

Joy Mukherjee—A.G. Edwards and Sons—Analyst

And finally, what diluted share base are you using for the fourth quarter in your guidance?

Ralph Faison—Andrew Corporation—President and CEO

Well, you've got a partial quarter with Allen and I think we're using about 144, 145 million shares for the weighted average estimate for the quarter.

Joy Mukherjee—A.G. Edwards and Sons—Analyst

OK. Thank you.

Operator

We'll go to the line of Ted Moreau of Robert W. Baird & Company.

Ted Moreau—Robert W. Baird and Company—Analyst

I'm going to guess you'll direct this question to Bob Paul, certainly Bob is one of your continuing role there. I'd like to get your perspective here. I'm surprised no one has been more aggressive on questioning on the T Mobile contract. And just tell me again, did you say you're doing some design work for them so does that mean that this contract award to true position is not necessarily an exclusive and 100 percent contractual arrangement or what exactly does that mean?

Ralph Faison—Andrew Corporation—President and CEO

Ted, this is Ralph. I'll start. As you know, Andrew has had a nice relationship with T Mobile for a number of years. They are one of our top customers. So in their continuing quest to meet SEC guidelines we're designing a product specifically for their network to support our customer going forward and with the full intent on their knowledge of course and hope that we will trial that product in several sites and also be deploying our product with—we do not have a contractual relationship for that particular product. We do have an overall contract with T Mobile. We do supply them a wide array of products and fully intend to supply them the full array of Andrew products.

So we're still in that race. In terms of the specifics of a contract with any competitor, I do not have, not have I seen any disclosure, about any nature of exclusivity. We know that in other customers there is not an exclusive arrangement. And Bob I may have covered everything but I don't know if you want to add.

Bob Paul—Andrew Corporation

I think that covers it.

Ted Moreau—Robert W. Baird and Company—Analyst

Let me follow-up, though, just so I understand. Why does there have to be some redesign of geometrics, which I assume is the product here?

Ralph Faison—Andrew Corporation—President and CEO

Well. Each operator takes on a slightly different approach to their network solution in terms of what degree of coverage, hardware coverage I'm speaking of now. They have to meet the SEC requirements, of course. But there are different assumptions and designs around the degree of hardware coverage to meet SEC guidelines. Each operator may use different equipment at particular spaces, different cabinet dimensions at particular spaces. May decide to have adjunct cabinets versus integrated cabinets with other things so that there are a number of technical configuration aspects and design aspects that would lend to some degree of variability. They may choose a different software operating system associated with the Geolocation solution and software platforms.

Ted Moreau—Robert W. Baird and Company—Analyst

And what kind of time frame do you think this will be resolved in over the next year or?

Ralph Faison—Andrew Corporation—President and CEO

I would hope sooner than that.. In terms of deployment, of course, their SEC guidelines are like everyone else's by 2005. So we hope to move in that direction.

Ted Moreau—Robert W. Baird and Company—Analyst

So you still have some prospect to participate in this contract?

Ralph Faison—Andrew Corporation—President and CEO

Yes, we have an attitude of we never give up, Ted.

Ted Moreau—Robert W. Baird and Company—Analyst

OK. Thank you very much.

Operator

We have no further questions in the queue at this time. Please continue.

Ralph Faison—Andrew Corporation—President and CEO

OK. Well, thank you all very much for your questions and your interest today. I'd like to point out again that our analyst conference tomorrow, July 30th, at the Double Tree hotel, that's near O'Hare Airport, we look forward to seeing you there, post the analyst conference the presentation materials will be available on our web site. And we certainly appreciate your interest in the combined company and excited about the next quarter. Thank you very much.

Operator

Ladies and gentlemen, this conference will be available for replay after 10:30 central time today through Monday August 4th at midnight. You may access the AT&T Replay Service at any time by dialing 1-800-475-6701 and entering the access code 689 375. International participants may dial 320-365-3844. Those numbers again are 1-800-475-6701 and 320-365-3844. Using the access code 689 375. That does conclude your conference for today. Thank you for your participation and for using at any time Executive Teleconference Service. You may now disconnect.

QuickLinks

  Exhibit 99.2 July 29, 2003 conference call presentation transcript